Exhibit 99.1

RESORTS INTERNATIONAL HOTEL AND CASINO, INC. REPORTS

RESULTS FOR THE QUARTER ENDED

JUNE 30, 2004

ATLANTIC CITY, August 11, 2004 - Resorts International Hotel and Casino, Inc. (“Resorts”), which owns and operates Resorts Atlantic City, a casino/hotel in Atlantic City, NJ, today reported its operating results for the second quarter ended June 30, 2004.

Second Quarter 2004 Results

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for the second quarter were $6.8 million as compared to $10.6 million in the year earlier quarter. The decline in EBITDA was primarily a result of $2.1 million of pre-opening expenses associated with the opening of Resorts’ new 399-room Rendezvous Tower, Grand Lobby and related gaming space, a $0.7 million decrease in net revenues, and a $0.9 million increase in expenses. Net loss for the quarter was $0.4 million compared to net income of $1.6 million in the second quarter of 2003.

Gaming revenues for the quarter were $62.5 million, compared to $63.0 million for the comparable 2003 quarter. Net revenues for the quarter were $58.1 million, compared to $58.8 million in the prior year. Gaming volumes for the second quarter were down 5% and 3% for table drop and slot handle, respectively. This was offset by a favorable hold percentage in table games of 16.4% compared to 15.2% in 2003. Total gaming and net revenues for the first quarter of 2004 declined slightly from 2003 levels because of the ongoing impact of Resorts’ hotel expansion project.

Gross rooms revenue for the second quarter increased $1.1 million over 2003, as a result of 4,100 occupied room nights in the new Rendezvous Tower which opened in late June, and the increase in the number of cash rooms sold and average room rate during the quarter.

First Half 2004 Results

EBITDA for the first half of 2004 was $12.1 million as compared to $15.8 million for 2003. The decrease in EBITDA for 2004 is a direct result of the $2.2 million of pre-opening expenses combined with construction disruption in the first half of 2004 related to the final phases of the hotel, lobby and gaming space expansion. Net loss for the first half of 2004 was $2.1 million compared to a net loss of $0.4 million in 2003.

Gaming revenues for the first half of 2004 were $117.7 million compared to the $119.0 million in 2003. Net revenues for the first half of 2004 were $109.2 million compared to $111.1 million in 2003. The year over year decline is primarily related to construction disruption related to expansion. Gaming volumes for the first half of 2004 were down 4% for both table drop and slot handle. This was partially offset by a favorable table game hold percentage of 16.8% versus 15.8% in 2003.

“We are pleased with our results for the first half of 2004” commented Nick Ribis, Vice Chairman of Resorts, “in light of the significant construction disruption related to the final phase of the tower. Our grand opening of the tower over the July 4th weekend was highlighted by an incredible display from the Project Bandaloop performance down the side of the new 27-story Rendezvous Tower. Initial customer reactions to the expansion and the new Rendezvous rooms are very positive.”

Capital Expenditures

The company invested $32.8 million of capital during the second quarter of 2004. Maintenance capital expenditures were $5.7 million and $24.9 million was related to the hotel expansion, in addition to $2.2 million of interest capitalized during the construction. In the first half of 2004, the Company invested

$53.9 million of capital, including $7.2 million for maintenance capital expenditures and $42.6 million for the hotel expansion, in addition to $4.1 million of interest capitalized during the construction.

Non-GAAP Financial Measures

EBITDA is not a Generally Accepted Accounting Principles (GAAP) measurement but is commonly used as a measure of a company’s performance. A reconciliation of EBITDA to Net income (loss) is attached to this release.

EBITDA is presented as supplemental disclosures because this is how the company reviews and analyzes its performance. This measure is used widely within the gaming industry as an indicator of performance and of the value of gaming companies.

This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States, such as operating income, net income or net cash provided by operating activities.

Resorts’ calculation of EBITDA may be different from the calculation used by other companies and therefore comparability may be limited.

Investor Conference Call

Management will conduct a conference call for holders of Resorts 11½% First Mortgage Notes and investment analysts on Wednesday August 11, 2004 at 4:00 p.m. EDT. Interested participants should call toll free 1-800-811-0667, ID: “Resorts Atlantic City 2nd Quarter Conference Call”. The digital rebroadcast can be accessed by calling 1-888-203-1112. International participants may call 719-457-0820 passcode I.D. 206578. A replay of the call will also be available at www.streetevents.com. After logon to www.streetevents.com, please enter “Resorts Atlantic City” to replay the call.

Readers are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance or results of Resorts may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors as well as other factors described from time to time in our reports filed with the SEC (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein): financial community and rating agency perceptions of Resorts, the effects of economic, credit and capital market conditions on the economy in general, and on gaming and hotel companies in particular; construction factors, including delays, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues; the effects of environmental and structural building conditions relating to our properties; the ability to timely and cost-effectively integrate into Resort’s operations. Access to available and feasible financing, on a timely basis; changes in laws (including increased tax rates), regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, abnormal gaming holds; and the effects of competition, including locations of competitors and operating and market competition.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Resorts disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this press release.

RESORTS INTERNATIONAL HOTEL AND CASINO, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(Dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Net revenues	$58,071	$58,801	$109,231	$111,118
Operating expenses	49,085	48,176	94,986	95,323
Pre-opening expenses	2,145	—	2,162	—
Depreciation and amortization	4,161	3,005	7,600	5,794

Income from operations	2,680	7,620	4,483	10,001
Interest income	112	443	281	850
Interest expense, net of capitalized interest	(3,626)	(5,022)	(7,424)	(10,229)
Other income (expense)	816	(11)	760	(220)

Income (loss) before income taxes	(18)	3,030	(1,900)	402
Provision for income taxes	(411)	(1,389)	(168)	(843)

Net income (loss)	$(429)	$1,641	$(2,068)	$(441)

RESORTS INTERNATIONAL HOTEL AND CASINO, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(Dollars in thousands)

Reconciliation of EBITDA to Net income (loss)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Total net revenues	$58,071	$58,801	$109,231	$111,118
Operating expenses	49,085	48,176	94,986	95,323
Pre-opening expenses	2,145	—	2,162	—

EBITDA (a)	6,841	10,625	12,083	15,795
Depreciation and amortization	4,161	3,005	7,600	5,794

Income from operations	2,680	7,620	4,483	10,001
Interest income	112	443	281	850
Interest expense	(3,626)	(5,022)	(7,424)	(10,229)
Other income (expense)	816	(11)	760	(220)
Provision for income taxes	(411)	(1,389)	(168)	(843)

Net income (loss)	$(429)	$1,641	$(2,068)	$(441)

(a)	EBITDA is earnings before interest, taxes, depreciation and amortization. EBITDA is not a Generally Accepted Accounting Principles (GAAP) measurement. EBITDA information is being included as we believe it is a commonly used measure of operating performance in the gaming industry. We use EBITDA as the primary operating performance measurement in evaluating management’s performance. EBITDA is provided to enhance an investor’s understanding of our operating results. It should not be construed as an alternative to income from operations as an indicator of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as reported may not be comparable to EBITDA as reported by other companies.

RESORTS INTERNATIONAL HOTEL AND CASINO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	June 30, 2004	December 31, 2003
	(Unaudited)
ASSETS
Cash and cash equivalents	$23,774	$28,417
Other current assets	16,750	13,738

Total current assets	40,524	42,155
Property and equipment, net	242,619	189,609
Other assets (including $17,273 and $50,358 of restricted cash and cash equivalents in 2004 and 2003, respectively)	35,714	70,922

Total assets	$318,857	$302,686

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities	$34,771	$26,783
Long-term debt, less current portion	193,532	183,281
Other long-term liabilities	5,591	5,591

Total liabilities	233,894	215,655

Common stock	—	—
Capital in excess of par	77,673	77,673
Retained earnings	7,290	9,358

Total shareholder’s equity	84,963	87,031

Total liabilities and shareholder’s equity	$318,857	$302,686